China VoIP & Digital Telecom Inc. Subsidiary Consummated Geely Project

Jinan Yinquan Technology Co., Ltd successfully completed the first-stage VoIP network construction for Geely Group

Jinan, China- (Market wire) –December 4, 2007- Jinan Yinquan Technology Co.,Ltd,, the wholly subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT), today announced that it has successfully completed the first-stage VoIP project for Zhejiang Geely Group, a Hangzhou-China-based auto manufacturer. The project agreement was signed by both parties on September 11 for Yinquan to build Geely’s own VoIP communication networks covering various regions in China..

The newly built Geely VoIP network is currently under trial operations.

Both parties are negotiating about the second-stage project to expand Geely’s VoIP communication networks now.

Geely project’s success will have significant financial and social  impacts on the Company.

About Zhejiang Geely Group Ltd.

Zhejiang Geely Group Ltd. is the only private enterprise among the top ten auto makers in China. Headquartered in provincial capital Hangzhou of Zhejiang Province, it has four specialized production and manufacturing bases for complete auto production and power assemblies, three in Zhejiang Province (Linhai, Ningbo and Luqiao), and one in Shanghai. It currently has an annual output of 200,000 vehicles, 200,000 engines and 200,000 transmissions. Zhejiang Geely Group Ltd. also has nine major bases, three universities, nearly 400 4S shops and 600 service stations. The company employs more than 8,000 people in China, with more than 200 service sales sites abroad. Its has approximately RMB 10.5 billion in total assets.

More information can be found at www.geely.com

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